Exhibit 10.41

[CERTIFICATE TEN RUPEES]

[SEAL]

AGREEMENT

This Agreement entered into at Chennai this 10th DECEMBER 2003 between M/s Elnet Technologies Ltd, a company incorporated under provisions of the Companies Act, its sole and main objects of letting out space with high tech infrastructural facilities for software developers, having its registered office at TS 140, Block 2 & 9, Elnet Software City, CPT Road, Taramani, Chennai - 113 and hereinafter referred to as the first Party

AND

M/s @Road India Pvt Ltd a company incorporated under provisions of the Companies Act, having its registered office at Elnet Software city,, IV floor, TS 140, Block 2&9, CPT Road, Taramani, Chennai - 113 hereinafter referred to as Second Party. The terms First Party and Second Party wherever it occurs, the term shall mean and include its successors in office and assigns WITNESSETH AS FOLLOWS:

WHEREAS the First Party is the owner of ELNET SOFTWARE CITY, at Taramani.

WHEREAS the Second Party approached the First Party and offered to take the facilities relating to one Module no.32-B consisting of 2500 SQ. FT.

WHEREAS the duration of the agreement has been agreed for 3 years from 1st JANUARY 2004.

WHEREAS the First Party have agreed to commence the service of the facilities by providing the required space.

WHEREAS after due negotiations, the First Party and the Second Party have agreed to the following terms and conditions.

1. The First party hereby agree to grant permission for the use of 2500 SQ.FT at RS.41/- PER SQ.FT per month as compensation in the II floor of Software block situated at Elnet software city at Taramani with the following high tech infrastructural facilities.

FOR ELNET TECHNOLOGIES LTD.	FOR AT ROAD SOFTWARE INDIA PRIVATE LIMITED

/s/ UNNAMALAI THIAGARAJAN	/s/ R. RADHAKRISHRAN

Unnamalai Thiagarajan	R. Radhakrishran
Managing Director	Director

[Certificate Ten Rupees]

Elnet Technologies Ltd.

a) Uninterrupted power supply (UPS) — 15 KVA

b) Air conditioning — 12 TR

c) Adequate Diesel Generator backup

d) Water supply

e) Maintenance of common area

f) Security arrangements for the software city

2. The First party agreed to rectify any disruption of uninterrupted power supply except disruption due to natural calamities and force majeure.

3. The Second Party is entitled to use the high tech infrastructure to carry on software development and any other connected activities.

4. The Second Party shall compensate the First Party during the first year of this agreement with an amount of Rs. 1,02,500/- per month at a rate of Rs. 41/- per sq. ft. for the module of 2500 sq. ft. and the said sum of Rs. 1,02,500/- shall be paid by the Second Party to the First Party before 5th of every succeeding English Calendar month. In case of default of compensation on the due dates, 1.5% p.m. on the outstanding arrears shall be compensated by Second Party till the date of clearing the arrears in full.

5. Apart from the compensation payable, the electricity charges for the energy received from TNEB and generator set shall be compensated by the Second Party for the actual consumption before 30th of every month (which is at present at Rs. 6.50 per unit and Rs. 10.75 per unit respectively for TNEB supply and generated power supply. These rates are revisable in accordance with the revision of rates by the State Electricity Board and on account of change in generating cost.)

6. In addition to the compensation and electricity charges as shown in para 4 and 5 above, the Second Party shall also pay their share of common utility charges (such as common area lightings, maintenance of elevators etc) every month on receipt of bills from the First party.

For ELNET TECHNOLOGIES LTD.	For At-Road Software India Private Limited

/s/ UNNAMALAI THIAGARAJAN	/s/ R. RADHAKRISHRAN

Unnamalai Thiagarajan	R. Radhakrishran
Managing Director	Director

7. The deposit of Rs. 6,15,000/- (6 months compensation) is to be paid by the Second Party to the First Party as interest free deposit. The deposit is refundable on termination of this indenture, after adjusting arrears of electricity charges, compensation and any other dues.

8. The Second Party shall not be entitled to assign the benefit of the facilities in the said premises either in whole or in part to any other party.

9. The Second Party shall use the facilities for the purpose of its business as aforesaid and shall not store in the area any combustible or inflammable or dangerous materials and shall not carry on any business of illegal nature in the premises.

10. The compensation is subject to an escalation of 5% from the beginning of the second year i.e. from the beginning of 13th Month. The escalation will be at the rate of 5% every year on the enhanced compensation rate till the expiry of this agreement.

11. The Second Party will bear the cost for breakage/ damage other than those relating to normal wear and tear during the period of lease.

12. Any amendment incorporating changes, if any, from time to time shall be given effect on mutual consent.

13. If the First Party finds that the second party has violated any of the terms and conditions, the First Party will have the right to discontinue the services being provided by them without any notice.

14. The Second Party has the liberty to terminate this agreement by giving 3 months notice and on termination of the agreement all facilities provided by the first party shall be withdrawn. The First Party has the liberty to terminate this agreement by giving 3 months notice. However, in case of continuous default in payment for a period of 3 months or more by the second party, the first party reserves the right to terminate this agreement by giving a shorter notice of one month.

15. The First Party and Second Party hereby agree that all costs and expenses incidental to the preparation, execution, registration of this deed shall be payable by the Second Party. Other than the taxes and levies in respective of Software City, all other taxes and levies in respect of the business carried on by the Second Party will be borne wholly by the Second Party.

16. The Second Party would arrange insurance cover and fire protection for the equipments placed by them on its own.

17. The First Party hereby covenants to give the use of the area of 2500 sq. ft module no. 32-B, on the 111 floor of Software block, Elnet Software City, Taramani, Chennai as stated in item no. 1 above.

18. The First Party and Second Party agree that the agreement shall be further renewable or otherwise at mutually agreed terms and conditions at the time of expiry of this agreement.

For ELNET TECHNOLOGIES LTD.	For At-Road Software India Private Limited

/s/ UNNAMALAI THIAGARAJAN	/s/ R. RADHAKRISHRAN

Unnamalai Thiagarajan	R. Radhakrishran
Managing Director	Director

19. All disputes will be subject to the Jurisdiction of the Competent Court in Chennai.

SCHEDULE

      Area to be under the control of Second Party is 2500 sq. ft module in III floor of Software Block of Elnet Software City, Taramani, Chennai.

      IN WITNESS WHEREOF THE FIRST PARTY AND THE SECOND PARTY have set their hands and signatures on the day, month and year first written above.

WITNESS

1. [Illegible]	FIRST PARTY	For ELNET TECHNOLOGIES LTD. /s/ Unnamalai Thiagarajan UNNAMALAI THIAGARAJAN Managing Director

2. R. Radhakrishran At Road Software India P Ltd	SECOND PARTY	For At Road Software India Private Limited /s/ R. Radhakrishran Director

LEGAL OK

1/5/04 JDF